Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Financial Statements

December 31, 2023

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

December 31, 2023

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	Animal Supply Company, LLC(1)(2)	08/14/20	Term Loan - 14.15% inc PIK (SOFR + 8.50%, 1.00% Floor, all PIK)	16.6%	$21,559,556	8/14/25	$20,844,849	$14,488,021
	Retail & Animal Intermediate, LLC(1)	07/29/22	Delayed Draw Priming Term Loan - 20.00% inc PIK (20.00%, Fixed Coupon, all PIK)	—	2,141,381	11/14/25	2,141,381	—
				16.6%			22,986,230	14,488,021
Diversified Consumer Services
	School Specialty, Inc.(1)	09/15/20	Term Loan - 13.46% (SOFR + 8.00%, 1.25% Floor)	6.4%	5,577,647	12/29/26	5,565,052	5,577,647
Pharmaceuticals
	Noramco, LLC	07/01/16	Term Loan - 13.92% inc PIK (SOFR + 8.38%, 1.00% Floor, 0.38% PIK)	28.4%	25,035,114	1/31/25	25,035,120	24,809,804
TOTAL DEBT (51.4%)				51.4%			53,586,402	44,875,472

					Shares/ Contracts		Cost	Fair Value
EQUITY
Diversified Consumer Services
	SSI Parent, LLC (fka School Specialty, Inc.) (1)		Common Stock	23.1%	$51,000		$34,124	$20,177,640
	SSI Parent, LLC (fka School Specialty, Inc.) (1)		Class A Preferred Stock	11.2%	510,549		5,105,495	9,751,495
	SSI Parent, LLC (fka School Specialty, Inc.) (1)		Class B Preferred Stock	3.6%	227,629		225,831	3,095,759
TOTAL EQUITY (37.9%)				37.9%			5,365,450	33,024,894
	Total Debt & Equity Investments (89.3%) (3)			89.3%			58,951,852	77,900,366
	Cash Equivalents
	First American Government Obligation Fund, Yield 5.30%			12.4%	10,781,777		10,781,777	10,781,777
	Total Cash Equivalents			12.4%			10,781,777	10,781,777
	Total Investments (101.7%)						$69,733,629	$88,682,143
	Net unrealized depreciation on unfunded commitments (-2.0%)							(1,704,375)
	Other Assets in Excess of Other Liabilities (0.3%)							248,119
	Members’ Capital (100.0%)							$87,225,887

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued) December 31, 2023

(1)
As defined in the Investment Company Act of 1940, the investment is deemed to be an “affiliated” person of the Company because the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair values as of December 31, 2022 and December 31, 2023 along with transactions during the year ended December 31, 2023 in these affiliated investments are as follows:

Name of Investments	Fair Value at December 31, 2022	Gross Additions (a)	Gross Reductions (b)	Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value at December 31, 2023	Interest/ Dividend/ Other income
Retail & Animal Supply Holdings, LLC Class A Common Stock	$—	$—	$—	$(1,195,825)	$1,195,825	$—	$—
Retail & Animal Intermediate, LLC Subordinated Loan - 7.00%	—	—	—	(17,603,046)	17,603,046	—	—
Animal Supply Company, LLC Term Loan - 14.15%	17,202,678	2,085,113	—	—	(4,799,770)	14,488,021	2,090,130
Retail & Animal Intermediate, LLC Delayed Draw Priming Term Loan - 20%	—	2,141,381	—	—	(2,141,381)	—	237,944
SSI Parent, LLC (fka Specialty, Inc.) Common Stock	17,328,145	—	—	—	2,849,495	20,177,640	3,915,693
SSI Parent, LLC (fka School Specialty, Inc.) Class A Preferred Stock	8,270,814	—	—	—	1,480,681	9,751,495	1,180
SSI Parent, LLC (fka School Specialty, Inc.) Class B Preferred Stock	2,868,130	—	—	—	227,629	3,095,759	415
School Specialty, Inc. Term Loan - 13.46%	22,405,559	14,292	(16,774,563)	—	(67,641)	5,577,647	1,485,651
Total non-controlled affiliated investments	$68,075,326	$4,240,786	$(16,774,563)	$(18,798,871)	$16,347,884	$53,090,562	$7,731,013

(a)
Gross additions include new purchases, PIK income and amortization original issue and market discounts.
(b)
Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(2)
Non-income producing
(3)
The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

SOFR - Secured Overnight Financing Rate, generally 1- Month or 3- Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, total $4,267,105 and $17,041,962 respectively, for the year ended December 31, 2023. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

December 31, 2022

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	Animal Supply Company, LLC(1)	08/14/20	Term Loan - 13.16% inc PIK (SOFR + 8.50%, 1.00% Floor, all PIK)	16.3%	$18,759,736	08/14/25	$18,759,737	$17,202,678
	Retail & Animal Intermediate, LLC(1)(2)	08/14/20	Subordinated Loan - 7.00% inc PIK (7.00%, Fixed Coupon, all PIK)	—	21,935,400	11/14/25	17,603,046	—
				16.3%			36,362,783	17,202,678
Diversified Consumer Services
	School Specialty, Inc.(1)	09/15/20	Term Loan - 12.43% (SOFR + 8.00%, 1.25% Floor)	21.3%	22,405,559	09/15/25	22,325,322	22,405,559
Pharmaceuticals
	Noramco, LLC	07/01/16	Term Loan - 12.13% inc PIK (LIBOR + 8.38%, 1.00% Floor, 0.38% PIK)	23.7%	25,161,394	12/31/23	25,121,093	24,884,619
TOTAL DEBT (61.3%)				61.3%			83,809,198	64,492,856

					Shares/ Contracts		Cost	Fair Value
EQUITY
Distributors
	Animal Supply Holdings, LLC (1) (2)		Class A Common	0.0%	170,438		1,195,825	—
Diversified Consumer Services
	School Specialty, Inc. (1) (2)		Common Stock	16.5%	51,000		34,124	17,328,145
	School Specialty, Inc. (1) (2)		Class A Preferred Stock	7.9%	510,549		5,105,495	8,270,814
	School Specialty, Inc. (1) (2)		Class B Preferred Stock	2.7%	227,629		225,831	2,868,130
				27.1%			5,365,450	28,467,089
TOTAL EQUITY (27.1%)				27.1%			6,561,275	28,467,089
	Total Portfolio Investments (88.4%) (3)			88.4%			90,370,473	92,959,945
							$90,370,473	$92,959,945
	Net unrealized depreciation on unfunded commitments (0.0%)							—
	Other Assets in Excess of Other Liabilities (11.6%)							12,217,197
	Members’ Capital (100.0%)							$105,177,142

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2022

(1)
As defined in the investment Company Act of 1940, the investment is deemed to be an “affiliated person” of the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company's outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2021 and December 31, 2022 along with transactions during the year ended December 31, 2022 in these affiliated investment are as follows:

					Net Change in
	Fair Value at				Unrealized	Fair Value at	Interest/
Name of Investments	December 31, 2021	Gross Additions (a)	Gross Reductions (b)	Realized Gain (Loss)	Appreciation (Depreciation)	December 31, 2022	Dividend/ Other income
Animal Supply Holdings, LLC Class A Common Stock	$—	$—	$—	$—	$—	$—	$—
ASC Acquisition Holdings, LLC Subordinated Loan - 7.00%	3,229,645	—	—	—	(3,229,645)	—	778
ASC Acquisition Holdings, LLC Term Loan - 13.16%	16,916,451	1,880,670	(37,384)	—	(1,557,059)	17,202,678	1,907,447
School Specialty, Inc. Common Stock	—	—	—	—	17,328,145	17,328,145	1,977
School Specialty, Inc. Preferred Stock A	7,658,242	—	—	—	612,572	8,270,814	1,245
School Specialty, Inc. Preferred Stock B	437,048	—	—	—	2,431,082	2,868,130	432
School Specialty, Inc. Term Loan - 12.43%	22,500,377	29,718	(94,313)	—	(30,223)	22,405,559	2,334,795
Total non-controlled affiliated investments	$50,741,763	$1,910,388	$(131,697)	$—	$15,554,872	$68,075,326	$4,246,674

(a)
Grass additions include new purchases, PIK income and original issue and market discount.
(b)
Grass reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(2)
Non-income producing
(3)
The fair value of each non-affiliated investment was determined using significant unobservable inputs and such investment are consider to Level 3 within the Fair Value Hierarchy.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $2,055,798 and $3,824,379, respectively, for the year ended December 31, 2022. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

December 31, 2023

	As of	As of
	December 31,	December 31,
	2023	2022
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (amortized cost of $25,035 and $25,121, respectively)	$24,809	$24,885
Non-controlled affiliated investments (amortized cost of $33,917 and $65,249, respectively)	53,091	68,075
Cash and cash equivalents	10,782	11,963
Interest receivable	310	292
Prepaid and other assets	36	42
Total Assets	$89,028	$105,257
Liabilities
Net unrealized depreciation on unfunded commitments	$1,704	$-
Sub-administrator and custody fees payable	92	75
Audit fees payable	6	5
Total Liabilities	$1,802	$80
Members’ Capital	$87,226	$105,177
Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$87,226	$105,177
Members’ Capital	$87,226	$105,177

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(598,679)	(1,000)	(4,235)	(603,914)
Cumulative net income, before organization costs	231,626	704	728	233,058
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of December 31, 2023	$87,226	$—	$—	$87,226

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(573,179)	(1,000)	(4,235)	(578,414)
Cumulative net income, before organization costs	224,077	704	728	225,509
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of December 31, 2022	$105,177	$—	$—	$105,177

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS

December 31, 2023

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Investment Income:
Non-controlled/non-affiliated investments:
Interest income	$4,167	$2,872	$8,406
Interest income paid-in-kind	80	102	808
Fee income	60	—	21

Non-controlled affiliated investments:
Interest income	1,689	2,340	1,496
Interest income paid-in-kind	2,104	1,881	2,194
Dividend income	3,914	—	—
Fee income	24	25	15
Total investment income	12,038	7,220	12,940

Expenses:
Sub-administrator and custody fees	152	100	122
Insurance fees	79	94	99
Audit fees	64	63	63
Tax service fee	27	27	20
Valuation fees	21	15	49
Other	2	2	2
Interest and credit facility expenses	—	—	281
Total expense	345	301	636
Net investment income	11,693	6,919	12,304

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss):
Non-controlled/non-affiliated investments	—	—	318
Non-controlled affiliated investments	(18,799)	—	—
Net change in unrealized appreciation/(depreciation):
Non-controlled/non-affiliated investments	11	(415)	11,370
Non-controlled affiliated investments	14,644	15,555	1,414
Net realized and unrealized gain/(loss) on investments	(4,144)	15,140	13,102
Net increase in Members’ Capital from operations	$7,549	$22,059	$25,406

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$7,549	$22,059	$25,406

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

December 31, 2023

			For the
			Year Ended
			December 31, 2023
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of year	$105,177	$—	$—	$105,177
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	11,693	—	—	11,693
Net realized gain/(loss) on investments	(18,799)	—	—	(18,799)
Net change in unrealized appreciation/(depreciation) on investments	14,655	—	—	14,655
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(25,500)	—	—	(25,500)
Total decrease in Members’ Capital	(17,951)	—	—	(17,951)
Members’ Capital, end of year	$87,226	$—	$—	$87,226

			For the
			Year Ended
			December 31, 2022
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of year	$110,418	$—	$—	$110,418
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	6,919	—	—	6,919
Net realized gain/(loss) on investments	—	—	—	—
Net change in unrealized appreciation/(depreciation) on investments	15,140	—	—	15,140
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(27,300)	—	—	(27,300)
Total decrease in Members’ Capital	(5,241)	—	—	(5,241)
Members’ Capital, end of year	$105,177	$—	$—	$105,177

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (continued)

December 31, 2023

			For the
			Year Ended
			December 31, 2021
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of year	$173,612	$—	$—	$173,612
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	12,304	—	—	12,304
Net realized gain/(loss) on investments	318	—	—	318
Net change in unrealized appreciation/(depreciation) on investments	12,784	—	—	12,784
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(88,600)	—	—	(88,600)
Total decrease in Members’ Capital	(63,194)	—	—	(63,194)
Members’ Capital, end of year	$110,418	$—	$—	$110,418

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

December 31, 2023

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$7,549	$22,059	$25,406
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(2,083)	—	—
Proceeds from sales and paydowns of investments	17,042	3,824	107,979
Net realized (gain)/loss on investments	18,799	—	(318)
Net change in unrealized (appreciation)/depreciation on investments	(14,655)	(15,140)	(12,784)
Interest paid-in-kind	(2,184)	(1,983)	(3,002)
Accretion of discount	(155)	(91)	(249)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	(18)	(72)	1,050
(Increase) decrease in prepaid and other assets	6	50	70
Increase (decrease) in sub-administrator and custody fees payable	17	60	(49)
Increase (decrease) in audit fees payable	1	2	3
Increase (decrease) in interest and credit facility expenses payable	—	—	(786)
Increase (decrease) in other fees payable	—	—	(1)
Net cash (used in) provided by operating activities	24,319	8,709	117,319
Cash Flows from Financing Activities
Distributions to Members	(25,500)	(27,300)	(88,600)
Repayments of credit facility	—	—	(15,131)
Net cash (used in) provided by financing activities	(25,500)	(27,300)	(103,731)
Net increase (decrease) in cash	(1,181)	(18,591)	13,588
Cash and cash equivalents, beginning of year	11,963	30,554	16,966
Cash and cash equivalents, end of year	$10,782	$11,963	$30,554
Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$—	$—	$1,032
Credit facility - administrative fee paid	$—	$—	$—
Credit facility - surveillance paid	$—	$—	$35

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023

1.
ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the "Fund") is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee. On February 25, 2021, the Management Committee approved a one year extension of the term of the Fund to June 5, 2022. On February 1, 2022, the Management Committee approved a one year extension of the term of the Fund to June 5, 2023. On April 17, 2023, the Management Committee approved a one year extension of the term of the Fund to June 5, 2024.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and ended June 5, 2019, the third anniversary of the Initial Closing Date. In accordance with the Fund’s Limited Liability Company Agreement, the Fund may complete investment transactions that were significantly in process as of the end of the Commitment Period and which the Fund reasonably expects to be consummated prior to 90 days subsequent to the expiration date of the Commitment Period. The Fund may also affect follow-on investments in existing portfolio companies.

Management Committee: Pursuant to the Agreement, the Management Committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company (“State Street”) to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund. On June 13, 2022, the Fund approved the insourcing of administration services previously outsourced by TAMCO to State Street. In connection with TAMCO’s insourcing of administration services, TAMCO terminated its agreement with State Street.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street to provide custodian services for the Fund. On June 13, 2022, the Fund approved the termination of the Custody Services Agreement effective July 29, 2022. On July 13, 2022, the Fund entered into a Custody Services Agreement with U.S. National Bank Association to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members as unused capital. As of December 31, 2023, aggregate commitments and commitments funded were as follows:

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%
Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2023 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.
SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest, interest paid-in-kind and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Adviser that the Adviser received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the years ended December 31, 2023 and 2022, the Fund did not have a liability for any unrecognized tax benefits, nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Recent Accounting Pronouncements: In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). ASU 2022-03 (1) clarifies the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and (2) requires specific disclosures related to such an equity security. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023 and interim periods within that fiscal year, with early adoption permitted. On January 1, 2024, the Company adopted ASU 2022-03 and the adoption did not have a material impact on the financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 28, 2024, the date that the financial statements are available to be issued, and have concluded that no other subsequent events have occurred that would require recognition or disclosure.

3.
INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service. Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2023.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$44,875,472	$44,875,472
Equity	—	—	33,024,894	33,024,894
Cash equivalents	10,781,777	—	—	10,781,777
Total Assets	$10,781,777	$—	$77,900,366	$88,682,143

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2022.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$64,492,856	$64,492,856
Equity	—	—	28,467,089	28,467,089
Total Assets	$—	$—	$92,959,945	$92,959,945

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2023:

	Debt	Equity
Balance at December 31, 2022	$64,492,856	$28,467,089
Accreted Discounts	155,107	—
Purchases[1]	4,267,105	—
Sales and paydowns	(17,041,962)	—
Realized gain/(loss)	(17,603,046)	(1,195,825)
Change in unrealized appreciation/(depreciation)	10,605,412	5,753,630
Balance at December 31, 2023	$44,875,472	$33,024,894
Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2023	$(6,997,634)	$4,557,805

1 Purchases of Debt include payment-in-kind (PIK) interest of $2,183,980.

During the year ended December 31, 2023, the Fund did not have any transfers between levels.

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2022:

	Debt	Equity
Balance at December 31, 2021	$71,475,125	$8,095,290
Accreted Discounts	72,964	—
Purchases[1]	1,982,835	—
Sales and paydowns	(3,805,805)	—
Change in unrealized appreciation/(depreciation)	(5,232,263)	20,371,799
Balance at December 31, 2022	$64,492,856	$28,467,089
Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2022	$(5,232,263)	$20,371,799

1 Purchases of Debt include payment-in-kind (PIK) $1,982,835.

During the year ended December 31, 2022, the Fund did not have any transfers between levels.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital is generally used to determine fair value or, in some cases, an enterprise value waterfall method. Valuation may also include a shadow rating method. Standard pricing inputs include but are not limited to the financial health of the issuer, place in the capital structure, value of other issuer debt, credit, industry, and market risk and events.

Equity, (Level 3), includes common stock, preferred stock and warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2023.

Investment Type	Fair Value at December 31, 2023	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$24,809,804	Income Method	Discount Rate	13.6% to 16.5%	15.1%	Decrease
Debt	14,488,021	Market Method	Revenue Multiple	0.1x to 0.1x	N/A	Increase
Debt	5,577,647	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase

Total Debt	$44,875,472
Equity	$33,024,894	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase

Total Equity	$33,024,894

Total Investment	$77,900,366

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2022.

Investment Type	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$24,884,619	Income Method	Discount Rate	14.6% to 17.6%	16.1%	Decrease
Debt	17,202,678	Market Method	Revenue Multiple	0.1x to 0.2x	N/A	Increase
Debt	22,405,559	Market Method	EBITDA Multiple	7.0x to 8.0x	N/A	Increase
			Revenue Multiple	0.3x to 0.4x	N/A	Increase
Total Debt	$64,492,856
Equity	$—	Market Method	Revenue Multiple	0.1x to 0.2x	N/A	Increase
Equity	28,467,089	Market Method	EBITDA Multiple	7.0x to 8.0x	N/A	Increase
			Revenue Multiple	0.3x to 0.4x	N/A	Increase
Total Equity	$28,467,089

Total Investment	$92,959,945

4.
ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, and other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

5.
FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2023 and December 31, 2022, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.v

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

6.
ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors' or similar fees, (ii) closing, investment banking, finders', transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund's activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund's share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2023, 2022 and 2021 the Adviser was paid directly $1,765,923, $1,741,881, and $1,716,515, respectively, of which $24,042 and $25,366 were paid during the years ended December 31, 2023 and 2022, respectively. Since inception of the Fund through December 31, 2023, 2022 and 2021 the Fund has recognized $1,765,923, $1,741,881, and $1,716,515, respectively, of these fees.

7.
REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018. The Facility Maturity Date is June 4, 2021 and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable. On April 30, 2021, the Fund terminated the Credit Facility and all Advances outstanding were repaid in full.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in Note 4.

As of December 31, 2023, 2022 and 2021, there were no Advances outstanding.

Interest was payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2021, the all-in rate of interest was 5.00%.

Whenever the Fund was paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group was entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the years ended December 31, 2023, 2022 and 2021 was as follows (dollar amounts in thousands):

	Year Ended December 31,
	2023	2022	2021
Credit facility interest expense	$—	$—	$246
Unused fees	—	—	—
Administrative fees	—	—	—
Origination expense	—	—	—
Surveillance expense	—	—	35
Total	$—	$—	$281
Weighted average interest rate	0.0%	0.0%	5.00%
Average outstanding balance	$—	$—	$4,933,212

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2023

As of December 31, 2021, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.
COMMITMENTS AND CONTINGENCIES

The Fund had the following unfunded commitments and unrealized depreciation by investment as of December 31, 2023 and 2022:

		December 31, 2023		December 31, 2022
Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized Depreciation	Amount	Unrealized Depreciation
Retail & Animal Intermediate, LLC	November 2025	$1,704,375	$1,704,375	$3,787,500	$—
Total		$1,704,375	$1,704,375	$3,787,500	$—

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.
FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the years ended December 31, 2023, 2022, 2021, 2020 and 2019:

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
	Members	Members	Members	Members	Members
As a percentage of average members’ capital
Net investment income ratio	12.60%	6.75%	7.86%	12.56%	18.39%
Expense ratios
Operating expenses	0.37%	0.29%	0.41%	4.57%	5.44%
Total expense ratio	0.37%	0.29%	0.41%	4.57%	5.44%

1 The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 12.3%, 12.4%, 12.1%, 11.7%, and 12.2% through December 31, 2023, 2022, 2021, 2020 and 2019, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To TCW Direct Lending Strategic Ventures LLC
(A Delaware Limited Liability Company):

Opinion on the Financial Statements

We have audited the accompanying statements of assets and liabilities of TCW Direct Lending Strategic Ventures LLC (the “Company”), including the schedule of investments, as of December 31, 2023 and 2022, the related statements of operations, changes in members’ capital, and cash flows for each of the three years in the period then ended, the financial highlights for each of the five years in the period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, the results of its operations, changes in members’ capital and cash flows for each of the three years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the Company’s management and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Investments, at fair value – Level 3 Investment Valuations and Fair Value Measurements – Refer to Note 3

Critical Audit Matter Description

The Company held certain investments with fair values based on significant unobservable inputs that reflect management’s determination of assumptions that market participants might reasonably use in valuing the investments. These investments are classified as Level 3 investments under accounting principles generally accepted in the United States of America. These investments included debt and equity securities, each of which lack observable market prices. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the available pricing inputs. A market approach is generally used to determine fair value of equity instruments and a discounted cash flow approach or enterprise value waterfall is generally used for debt instruments. Valuation may also include a shadow rating method. The fair value of the Company’s Level 3 investments was $77,900,366 as of December 31, 2023.

We identified the valuation of Level 3 investments as a critical audit matter because of the judgments necessary for management to select appropriate valuation techniques and to use significant unobservable inputs to estimate the fair value of the investment. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the available pricing inputs as determined by management. This required a high degree of auditor judgement and increased effort, including the need to involve our fair value specialists who possess significant quantitative and modeling expertise, to audit and evaluate the appropriateness of these models and internal assumptions and the weighting of the available pricing inputs in determining the fair value of these investments.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the valuation techniques and unobservable inputs used by management to estimate the fair value of Level 3 investments included the following, among others:

•
We obtained an understanding of the techniques, valuation models, internal assumptions, and weighting for the unobservable inputs used to derive the pricing information as part of the procedures to test the fair value estimates.
•
We inspected all investment transactions within 60 days prior and subsequent to year end, if any, and compared the transaction price to the valuation at year end to assess the reasonableness of the valuation at year end.
•
We utilized fair value specialists to assist in validating the appropriateness of the valuation techniques, valuation models, internal assumptions, and weighting and to test the valuation by developing an independent expectation. We also assessed the reasonableness of the internal assumptions used in the valuation. We developed independent estimates of the fair values and compared our estimates to management’s estimates.
•
We evaluated the reasonableness of any significant changes in valuation techniques or significant unobservable inputs for those investments from the prior year-end.

Los Angeles, California

March 28, 2024

We have served as the Company’s auditor since 2015.

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company LLC

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

U.S. Bank National Association

U.S. Bank Tower

425 Walnut Street

Cincinnati, OH 45202